Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TRANSITION SERVICES AND GENERAL RELEASE AGREEMENT

This Transition Services and General Release Agreement (this “Agreement”) is dated as of October 7, 2020 and effective as of October 8, 2020 (the “Separation Date”), by and between LiveXLive Media, Inc., a Delaware corporation with its principal place of business at 9200 Sunset Boulevard, Suite #1201, West Hollywood, CA 90069 (“LXL”), and Michael Zemetra, an individual with his address located at 24900 Lorenzo Court, Calabasas, CA 91302 (“Zemetra”), with reference to the following facts and circumstances:

A. LXL and Zemetra entered into the Employment Agreement, dated as of April 13, 2018 (the “Original Employment Agreement”), as amended on March 31, 2019 (“Amendment No. 1”) and as amended on April 16, 2020 (“Amendment No. 2” and collectively with the Original Employment Agreement and Amendment No. 1, the “Employment Agreement”), the Notice of Grant and Restricted Stock Agreement, dated as of March 2019 (the “RSUs Agreement”) and Stock Option Agreement, dated as of June 21, 2018 (the “Stock Options Agreement” and collectively with the Employment Agreement and the RSUs Agreement, the “Zemetra Agreements”), for Zemetra to provide certain chief financial officer, management and other services to LXL and its subsidiaries (the “Services”), and in connection with such Services, Zemetra was to receive certain cash compensation and the Company’s restricted stock units and stock options on the terms set forth in the Zemetra Agreements;

B. LXL and Zemetra agree that the Employment Agreement and Zemetra’s employment with LXL shall mutually terminate effective as of the Separation Date pursuant to the notice provided by Zemetra by executing this Agreement; and

C. the parties now desire to settle all claims, issues and controversies that have, or could have been raised in relation to Zemetra’s employment with LXL and arising out of or in any way related to the acts, transactions or occurrences between Zemetra and LXL and/or any of its subsidiaries to date, including, but not limited to, Zemetra’s employment with LXL and/or any of its subsidiaries or the separation of that employment, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound the parties hereby agree as follows:

1. Consideration.

1.1. Payment on Separation Date. Pursuant to the terms and subject to all the conditions of this Agreement, LXL agrees to pay Zemetra his unpaid salary through the Separation Date, subject to applicable withholding for taxes. Such payment(s) shall be made in accordance with LXL’s standard payroll practices.

1.2. Accrued Amounts. Pursuant to the terms and subject to all the conditions of this Agreement, LXL agrees to pay to Zemetra his accrued and unused vacation through the Separation Date, in accordance with LXL’s applicable policies, in each case, less applicable tax withholding. Such payment(s) shall be made in accordance with LXL’s standard payroll practices. LXL will also reimburse Zemetra for all reasonable out-of-pocket business expenses incurred by Zemetra during his employment with LXL prior to the Separation Date consistent with Company’s expense reimbursement policies.

1.3. COBRA. Following the expiration of the seven (7) day Revocation Period described in Section 3.4 hereof, subject to Zemetra’s timely election of health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Zemetra’s continued payment of his portion of the monthly premiums for such coverage at the same rate applicable as of immediately prior to the Separation Date, during the one (1) year period following the Separation Date, Zemetra and his currently covered dependents will be entitled under COBRA to continued participation in the applicable group health plans of LXL in which he and his currently covered dependents participate as of immediately prior to the Separation Date in accordance with COBRA and the terms of such plan(s) in effect from time to time (the “Benefits”).

1.4. Vested Equity.

1.4.1. Options. LXL agrees that (i) all of the 250,000 non-qualified stock options of the Company originally granted by LXL to Zemetra under the Stock Options Agreement 100% vested prior to the Separation Date (the “Vested Options”), and following the expiration of the seven (7) day Revocation Period described in Section 3.4 hereof, (ii) the exercise period of the Vested Options shall be extended from three (3) months from the Separation Date to twelve (12) months from the last day Zemetra provides services to the Company pursuant to the Transition Services Agreement (the “Extended Exercise Period”), with the other terms of the Stock Options Agreement not being amended, modified or restated in any way by this Agreement, except as set forth in this Section 1.4.1. Zemetra agrees and acknowledges that but for LXL’s agreement to extend the exercised period of the Vested Options as provided herein, he would not be entitled to the Extended Exercise Period, whether under the Zemetra Agreements or otherwise.

1.4.2. RSUs.

1.4.2.1. LXL agrees that 100% of the Company’s 250,000 restricted stock units and 250,000 non-qualified stock options with a strike price of $3.83 per share originally granted by the Company to Zemetra on April 13, 2018 pursuant to the Original Employment Agreement vested in full prior to the Separation Date, and the parties agree that such restricted stock units have been 100% settled and the shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), underlying such restricted stock units have been delivered to Zemetra prior to the date of this Agreement; and

1.4.2.2. Following the expiration of the seven (7) day Revocation Period described in Section 3.4 hereof, and promptly after the earlier of (i) November 15, 2020 and (ii) the termination of the Consulting Period (as defined below) (the “Settlement Date”), LXL shall settle and provide access to Zemetra the shares of Common Stock underlying (x) 78,493 restricted stock units of the Company originally granted to Zemetra pursuant to Amendment No. 2 that would vest as provided herein as of the Separation Date (which amount is 191/730 of the 300,000 restricted stock units) (the “Initial Vested RSUs”), and (y) such restricted stock units that would vest from October 9, 2020 to November 15, 2020 at the rate (the “Daily Rate”) of 411 per day or a total of 15,618 restricted stock units of the Company (which amount is 38/730 of the 300,000 restricted stock units) (the “Consulting Vested RSUs”), in either case net of any required tax effect in full and within five trading days of the Settlement Date; provided, that if the Consulting Period continues after November 15, 2020 pursuant to the terms of the Transition Services Agreement, LXL shall settle and provide access to Zemetra the shares of Common Stock underlying any restricted stock units of the Company to be paid to Zemetra for the portion of the Consulting Period that continues after November 15, 2020 (the “Additional Consulting Vested RSUs,” and collectively with the Initial Vested RSUs and the Consulting Vested RSUs, the “Vested RSUs”), net of any required tax effect, with such settlement to occur promptly after the 15th of each calendar month starting with December 15, 2020 (each a “Subsequent Settlement Date”). Promptly after the Settlement Date and if applicable, the appliable Subsequent Settlement Date, LXL shall use its commercially reasonable best efforts to provide the shares of Common Stock underlying the Vested RSUs to Zemetra through Zemetra’s current dedicated E-Trade account administered by My Equity Comp. LXL agrees not to impose any trading blackout periods on Zemetra that may be applicable on LXL’s senior management as a result of their and if any, Zemetra’s, possession of any material non-public information (the “MNPI”), and such determination of whether or not Zemetra is then in possession of any MNPI shall be Zemetra’s sole responsibility which he shall reasonably determine and in good faith (which in any event shall not be less than 30 days after the Consulting Services Termination Date (as defined below)). Zemetra agrees that but for LXL’s agreement to credit Zemetra with accelerated vesting of the Initial Vested RSUs as provided herein, he would not be entitled to such Initial Vested RSUs, whether under the Zemetra Agreements or otherwise. “Consulting Period” shall have the meaning set forth in the Transition Services Agreement (as defined below).

1.4.3. Deferred Salary Shares. Following the expiration of the seven (7) day Revocation Period described in Section 3.4 hereof, LXL shall issue to Zemetra 16,887 restricted stock units of the Company to compensate Zemetra for his foregone monthly cash compensation in lieu of his agreement to receive 50% of his base salary for the months of April, May, June and July 2020 in restricted stock units of the Company, which are calculated based on the same formula as the LXL’s board of directors (the “Board”) approved for other senior executive officers of LXL, with each restricted stock unit to be fully vested as of the Settlement Date, be settled with one share of Common Stock and be issued by LXL to Zemetra promptly after the Settlement Date net of any required tax effect (the “Vested Salary Shares”). The Vested Salary Shares shall be issued under LXL’s 2016 Equity Incentive Plan. At the time of the issuance of the Vested Salary Shares, LXL shall use its commercially reasonable best efforts to provide the Vested Salary Shares to Zemetra through Zemetra’s current dedicated E-Trade account administered by My Equity Comp. Zemetra agrees that but for LXL’s agreement to credit Zemetra with accelerated vesting of the Vested Salary Shares as provided herein, he would not be entitled to such Vested Salary Shares, whether under the Zemetra Agreements or otherwise.

1.4.4. Bonus Shares. Following the expiration of the seven (7) day Revocation Period described in Section 3.4 hereof and subject to the completion of any Transaction (as defined herein), promptly after the completion of any Transaction, LXL shall issue to Zemetra 50,000 shares of Common Stock as the payment of a strategic bonus, which shares shall be fully vested as of the date of the completion of any Transaction and shall be issued by LXL to Zemetra net of any required tax effect (the “Bonus Shares”). The Bonus Shares shall be issued under LXL’s 2016 Equity Incentive Plan. At the time of the issuance of the Bonus Shares, LXL shall use its commercially reasonable best efforts to provide the Bonus Shares to Zemetra through Zemetra’s current dedicated E-Trade account administered by My Equity Comp. Zemetra agrees that but for LXL’s agreement to issue to Zemetra the Bonus Shares as provided herein, he would not be entitled to such Bonus Shares, whether under the Zemetra Agreements or otherwise. Zemetra agrees that he is not entitled to any other bonus compensation from LXL and/or any of its affiliates. “Transaction” shall mean the Company, or any subsidiary of the Company, consummating a transaction (or a series of related transactions) (including any merger, consolidation, or acquisition (including any purchase of securities or any purchase of assets)) that is publicly announced on or before the date that is nine (9) months from the Separation Date (the “Announcement Date”) and is completed at any time during a period from the Separation Date and on or before the date that is nine (9) months from the Announcement Date, pursuant to which the Company (or any subsidiary of the Company) acquires all or substantially all of the assets or securities of [***], [***] or [***].

1.4.5. Dribble Out. With the exception of any shares sold to cover Executive’s payroll taxes incurred directly in connection with the settlement or issuance of the Vested Salary Shares, Vested RSUs and the Bonus Shares at or near the Settlement Date, and for a period of one year after the later of (i) November 15, 2020 and (ii) the termination of the Consulting Period (the “Consulting Services Termination Date”), Executive shall not be permitted or have the right to sell on each trading day the number of shares of Common Stock underlying the Vested RSUs, the Vested Salary Shares and the Bonus Shares that is more than 5% of such trading day’s daily trading volume.

1.4.6. Other. The parties acknowledge that the 16,667 shares of Common Stock that Zemetra acquired in a private transaction from a certain third party on or about December 13, 2018 are not a part of this Agreement and shall be not subject to the terms hereof. The Company further agrees and acknowledges that Zemetra is fully entitled to and owns such shares. Any and all share, option and restricted stock unit numbers set forth in this Agreement shall be proportionately adjusted (including any exercise price) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise of the Company.

2. Termination of Employment and Zemetra Agreements; Transition Period/Post-Employment Consultancy.

2.1. Termination of Employment and Benefits. Effective as of the Separation Date, (i) Zemetra’s employment with LXL will be mutually terminated, he will be relieved of all duties as a regular full time employee of LXL and/or any of its subsidiaries, and such termination constitutes Zemetra’s immediate resignation from (x) any officer, director or employee position Zemetra has with LXL and/or any of its subsidiaries or affiliates, and (y) all fiduciary positions (including as a trustee) Zemetra holds with respect to any employee benefit plans or trusts established by LXL and/or any of its subsidiaries or affiliates, and (ii) Zemetra agrees that this Agreement shall serve as written notice of resignation in such circumstances. Effective as of the Separation Date, Zemetra’s coverage under and participation in all benefit plans and programs sponsored by LXL and/or any of its subsidiaries or affiliates shall (except as provided in Section 1.3 hereof) shall terminate effective as of October 31, 2020.

2.2. Termination of Zemetra Agreements. The parties agree that each of the Zemetra Agreements is mutually terminated as of the Separation Date and to the full and complete settlement of all claims by the parties as described below. The parties further agree that this Agreement shall terminate each party’s obligations and responsibilities under the Zemetra Agreements and the parties’ relationship, except such obligations and responsibilities which survive such termination as set forth herein. Notwithstanding the foregoing, Zemetra agrees that all of his agreements, obligations, representations, warranties, duties and responsibilities set forth in the Confidentiality, Non-Interference and Invention Assignment Agreement, dated as of April 13, 2018 (the “Confidentiality Agreement”), between LXL and Zemetra shall survive as provided therein.

2.3. Transition Period/Post-Employment Consultancy. Immediately following the Separation Date, LXL will retain Zemetra and Zemetra agrees to serve as an independent contractor, pursuant to the terms of the Transition Services Agreement, which is attached hereto as Exhibit A (the “Transition Services Agreement”).

3. Mutual Releases and Waivers.

3.1. Certain Definitions.

3.1.1. “Covered Claims”. For purposes of this Agreement, as to a party releasing Covered Claims as set forth below, the term “Covered Claims” is defined as, and shall refer collectively to, as to a party, any and all claims, debts, rights, demands, liabilities, judgments, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys fees and expenses), damages, actions, proceedings and causes of action of whatever kind or nature, in law or in equity, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of or relating to the Zemetra Agreements, the obligations thereunder (including without limitation any payments or share issuances thereunder) and with respect to any other relationship or agreement that such releasing party (or its respective Related Parties (as defined below)) has had or may have had, now has or may have or hereafter can, shall or may have against the other party (or any of its respective Related Parties) from the beginning of time up to and including the Separation Date.

3.1.2. “Related Parties”. With respect to either party, for purposes of this Agreement, the term “Related Parties” is defined as, and shall refer collectively to any and all current and former (i) parents, predecessors, successors, heirs, assignees, owners, attorneys, agents, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly owned), divisions, parts, and partners of such party; and (ii) the respective officers, employees, directors, stockholders, members, partners, agents, representatives, affiliates, servants, executors, administrators, accountants, investigators, insurers, trustees, divisions and subsidiaries of such party and the entities defined in the preceding (i).

3.2. Release and Waiver by LXL. In consideration of the terms and provisions of this Agreement and the release provided by Zemetra, the receipt and sufficiency of which is hereby acknowledged, LXL, on behalf of itself and its Related Parties, shall and hereby does unconditionally, irrevocably and absolutely  fully and forever release, relieve and discharge Zemetra and its Related Parties, individually as well as in the capacity indicated, of and from any and all Covered Claims, except for Zemetra’s obligations under the Confidentiality Agreement and the terms and provisions of the Transition Services Agreement as provided therein. Notwithstanding the foregoing, the release pursuant to this Section 3.2 shall be effective subject to Zemetra fully complying with the terms and conditions set forth in the Confidentiality Agreement.

3.3. Release and Waiver by Zemetra. In consideration of the terms and provisions of this Agreement, and the release provided by LXL and its Related Parties, the receipt and sufficiency of which is hereby acknowledged, Zemetra, on behalf of himself and his Related Parties shall and hereby does unconditionally, irrevocably and absolutely fully and forever release, relieve, and discharge LXL and its Related Parties, individually as well as in the capacity indicated, of and from any and all Covered Claims, except for LXL’s agreement to make the Separation Payment and to provide the Benefits on the terms set forth herein.

3.4. ADEA Waiver. Zemetra expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release. Zemetra further expressly acknowledges and agrees that:

(a) In return for this Release, he will receive consideration beyond that which he was already entitled to receive before entering into this Release;

(b) He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

(c) He has read and understands the terms of this Agreement;

(d) He was given a copy of this Release prior to date hereof, and informed that he had twenty-one (21) days within which to consider this Release, that changes (whether material or otherwise) will not restart the 21-day period;

(e) Nothing in this Release prevents or precludes Zemetra from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law;

(f) By signing this Agreement, Zemetra acknowledges that Zemetra does so freely, knowingly, and voluntarily. Zemetra agrees that any changes made to this Agreement, whether material or not material, made prior to Employee’s signing this Agreement will not restart the time period to review and consider it; and

(g) He was informed that he has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Zemetra so elects revocation during that time. Any revocation must be in writing and must be received by LXL during the seven (7)-day revocation period and by the close of business on the seventh day of such period (the “Revocation Period”). In the event that Zemetra exercises his right of revocation, neither LXL nor Zemetra will have any obligations under this Release.

3.5 General Release. Each of the parties agrees that this Release will be and remain in effect in all respects as a complete general release as to the matters released on the terms set forth in this Agreement. This Release does not release claims that cannot be released as a matter of law.

3.6 Non-Assignment of Covered Claims. Each party to this Agreement hereby (a) represents and warrants that it has not assigned or transferred any portion of its Covered Claims to any other individual, firm, corporation or other entity, and that no other individual, firm, corporation or other entity has any lien, claim or interest in any such Covered Claims and (b) acknowledges and agrees that this representation and warranty is an essential and material term of this Agreement. Each party to this Agreement agrees to indemnify, defend and hold harmless the other party to, or any beneficiary of, this Agreement from and against any claims arising out of, related to, or connected with any prior assignment or transfer, or any purported assignment or transfer, of any Covered Claims.

3.7 Covenant Not to Sue. Each party to this Agreement represents that, as of the date of this Agreement, it has no lawsuits, claims, charges, complaints, petitions, actions or other accusatory pleadings pending in its name, or on behalf of any other person or entity, against the other party to this Agreement or any of its other Related Parties. Each party to this Agreement covenants and agrees not to bring, induce, or assist, except to the extent required by law or process, any claim, charge, complaint, petition, action, proceeding or other accusatory pleading or proceeding of any kind or nature, brought by any person, that arises out of the Covered Claims, against any other party, including its Related Parties, to, or beneficiary of, this Agreement, except an action which may be necessary to enforce the terms of this Agreement. Each party to this Agreement further covenants and agrees that this Agreement is a bar to any such claim, charge, complaint, petition, action, suit, proceeding and other accusatory pleading or proceeding of any kind or nature, and, if a breach of the provisions of this paragraph is proved, each party agrees to indemnify the other party or the beneficiary for any liability, costs and expenses (including, without limitation, the costs of expert consultants and expert witnesses), and any attorneys’ fees incurred as a direct or indirect result of any such breach. Notwithstanding the foregoing, the agreements and covenants by LXL and its Related Parties pursuant to this Section 3.7 shall be effective subject to Zemetra fully complying with the terms and conditions set forth in the Confidentiality Agreement.

3.8 Non-Disparagement. Each party to this Agreement agrees (i) not to disparage, defame, libel or slander the other party and its Related Parties in any manner likely to be harmful to them or their business, business reputation or personal reputation and (ii) to refrain from any tortious interference with the contracts and relationships of any of the other party and its Related Parties; provided, that each Party may respond truthfully and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, the agreements and covenants by LXL and its Related Parties pursuant to this Section 3.8 shall be effective subject to Zemetra fully complying with the terms and conditions set forth in the Confidentiality Agreement.

3.9 Non-Solicitation. In order to preserve and protect the goodwill and value of LXL’s business, operations, relationships and confidential information to which Zemetra has had access during his employment, Zemetra hereby agrees as follows:

(a) Trade Secrets. Zemetra understands that pursuant to the California Uniform Trade Secrets Act (California Civil Code section 3426 et seq.) he may not use or disclose (or threaten to use or disclose) any LXL and/or its affiliates’ trade secrets without LXL’s prior written consent. This obligation to maintain the confidentiality of LXL’s trade secrets has no time limit and continues in perpetuity, so long as LXL trade secrets remain trade secrets. Zemetra acknowledges that LXL’s trade secrets may include, but are not limited to: financials and financial information, subscriber and subscriber fees, projections, business plans and budgets, and the material economic and non-economic terms of LXL’s relationships with its suppliers, distributors, and others under any affiliation, distribution and/or similar agreement or arrangement (other than past and current investors and advisors of FC). Zemetra therefore agrees that during the period beginning on the Separation Date and ending on the first (1st) anniversary thereof (the “Non-Solicitation Period”), Zemetra shall not solicit using LXL’s and/or its affiliates’ trade secrets, either on his own behalf or on behalf of any other person or entity, any person or entity with which LXL and/or its affiliates has a material business or contractual relationship, including but not limited to customers, vendors, content providers or business partners of LXL and/or its affiliates.

(b) Non-Solicitation of Employees. Zemetra agrees that during the Non-Solicitation Period, Zemetra will not, either on his own behalf or on behalf of any other entity or person, induce, solicit, recruit or encourage any employee of LXL and/or its affiliates to leave the employ of LXL and/or its affiliates or cease providing services to LXL and/or its affiliates, which means that Zemetra will not: (i) disclose to any third party for purposes of solicitation for employment the names, compensation, contacts, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment or to provide services; or (ii) personally or through any other person approach, recruit, or otherwise solicit employees of LXL and/or its affiliates to work for him or any other person or employer or to terminate their employment with LXL and/or its affiliates or violate any agreement or arrangement with or duty to LXL and/or its affiliates.

(c) Non-Solicitation of Customers. During the Non-Solicitation Period, whether voluntarily or involuntarily, Zemetra will not, without LXL’s prior written consent, solicit or do business with, directly or indirectly, any present or past customer of LXL, or any prospective customer of LXL with whom Zemetra had had contact, in connection with any business activity (i) that could otherwise be provided by LXL and/or its affiliates, or (ii) which would violate any other provision of this Agreement.

(d)  Cooperation. Zemetra agrees that Employee will fully cooperate with LXL in connection with any claims, charges, complaints, petitions, actions, lawsuits, or proceedings that relate in any manner to Zemetra’s conduct or duties at LXL or that are based on facts about which Zemetra obtained personal knowledge while employed at LXL.

(e) Irreparable Harm. Zemetra agrees and acknowledges that LXL would suffer irreparable harm from a breach of any of the covenants or agreements contained in Section 3.8 or 3.9 hereof. In the event of an alleged or threatened breach by Zemetra of any of the provisions of Section 3.8 or 3.9, LXL or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the Non-Solicitation Period described above and the restrictions set forth in the Confidentiality Agreement will be tolled with respect to Zemetra until such alleged breach or violation is resolved. Zemetra agrees that the restrictions in this Section 3.9 and in the Confidentiality Agreement are reasonable protections under the circumstances of the payment of the amounts set forth herein. If, at the time of enforcement of any of the provisions of this Section 3.9 and in the Confidentiality Agreement, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, Zemetra agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

4. Section 1542 of the Civil Code. It is expressly understood that Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Each party to this Agreement specifically and expressly WAIVES any and all rights it may have under Section 1542 of the Civil Code of the State of California, as well as the provisions of any other federal or state statutory rights or rules, or principles of common law or equity, or those of any jurisdiction, government or political subdivision, similar to such Section 1542 (“similar provision”). Thus, no party to this Agreement may invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this Agreement. Each party acknowledges and agrees that this waiver is an essential and material term of this general release.

5. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties to this Agreement, and each of them. This Agreement is intended to release and inure to the benefit of each of the parties’ respective Related Parties, individually as well as in the capacity indicated. Either party may assign this Agreement without the prior written consent of the other party.

6. Miscellaneous Terms. Each of the parties to this Agreement agrees as follows:

6.1. Modifications. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

6.2. Severability. In the event any non-material provision of this Agreement or the application of any such provision shall be held to be void, voidable, unlawful or for any reason unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability; but, the remaining provisions of this Agreement shall remain in full force and effect, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In good faith, the parties shall use their best efforts to replace the provision that is contrary to law with a legal one approximating to the extent possible the original intent of the parties.

6.3. Waivers. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty. The failure of any party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

6.4. No Representations. Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied upon by the other party in entering into this Agreement and no party has relied upon any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.

6.5. Knowing and Voluntary Consent. Each of the parties has read this Agreement carefully, knows and understands the contents of this Agreement, has made such investigation of all facts and matters pertaining to the subject matter of this Agreement (including without limitation with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement) as each party deems necessary or desirable, has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice or has elected not to retain legal counsel, understands the terms and consequences of this Agreement and of the releases it contains, and is fully aware of the legal and binding effect of this Agreement.

6.6. Adequate Investigation. Each party hereto has each made such investigation of facts pertaining to this Agreement and all matters pertaining hereto as it deems necessary. This Agreement shall be final and binding upon the parties regardless of any claims of mistake of fact or law or any other circumstances whatsoever, and may not be set aside for any reason whatsoever.

6.7. Disputed Claims; No Admissions; No Other Severance Benefits. Each party hereby acknowledges and agrees that this Agreement represents a compromise settlement that is not, in any respect, nor for any purpose, to be deemed or construed to be, or in any way used as evidence of, an admission of or concession of any liability whatsoever on the part of any person or entity. By entering into this Agreement, each of LXL and Zemetra and its and his respective Related Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Zemetra in breach hereof. Other than benefits (such as notice, severance benefits, pay in lieu of notice, or other similar benefits) that might be required by any Federal, state or local law relating to mass layoffs, severance, plant closures, terminations, reductions in force, or plant relocations, Zemetra acknowledges and agrees that the benefits provided pursuant to this Agreement is in lieu of any other severance benefits to which Zemetra may be eligible under any other agreement and/or severance plan or practice and Zemetra waives any and all rights to such other severance benefits.

6.8. Attorneys’ Fees. In the event of any dispute, controversy, litigation or other proceedings (including proceedings in bankruptcy) concerning or related to this Agreement, the prevailing party shall be entitled to reimbursement of all of its costs, including actual attorney and expert witnesses fees and costs, and court or arbitration fees and costs.

6.9. Confidentiality. Each of the parties agrees that the existence of this Agreement, the contents and terms hereof and the consideration for this Agreement (collectively, the “Confidential Information”), are confidential and shall not be disclosed to any other party for any purpose whatsoever, except in response to a valid order by a court or other governmental body, by a party to its legal or financial advisors or where otherwise required by applicable law or where necessary to establish or confirm the rights of either party under this Agreement. To the extent disclosure of the Confidential Information is necessary in connection with court proceedings relating to any aspect of this Agreement, including but not limited to motions to establish or confirm the rights of either party under this Agreement, the parties agree, subject to court approval, that all submissions of the Confidential Information to a court shall be sealed and/or redacted so as to limit disclosure of the Confidential Information.

6.10. Confidential LXL Information and Property. Zemetra agrees to keep all of LXL’s non-public information confidential, including, without limitation, LXL’s intellectual property, and not to disclose any such information to any third parties without LXL’s prior written consent, except in response to a valid order by a court or other governmental body, where otherwise required by law. In the event of such compelled disclosure, Zemetra shall provide prompt written notice of such compelled disclosure and provide LXL reasonable opportunity to intervene to keep confidential LXL’s non-public information.

6.11. The Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f) (“OWBPA”). Zemetra is advised to consult with an attorney before executing this Agreement.

6.12. Choice of Law. This Agreement and each and every term hereof, shall be construed in accordance with the internal laws of the State of California, without regard to the choice of law provisions of California or any other jurisdiction. Any dispute shall be brought in either Los Angeles Superior Court or the United States District Court for the Middle District of California.

6.13. Authority. Each party represents that all necessary corporate proceedings have been taken by it to authorize the settlement and mutual release contemplated by this Agreement and that this Agreement has been executed by a duly-authorized representative of each party and upon such execution shall constitute a valid and binding agreement.

6.14. Integration. This Agreement, the Confidentiality Agreement and the Transition Services Agreement, is intended to be the entire agreement between the parties to this Agreement concerning the subject matter referred to in this Agreement, the parties’ relationship with each other and the events leading thereto and associated therewith. Except for the Confidentiality Agreement and the surviving provisions of the Transition Services Agreement, which obligations shall continue after the Separation Date on the terms thereof and herein, all prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

6.15. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which constitutes an original and all of which together constitute one and the same instrument. A manually executed counterpart of this Agreement delivered by means of e-mail as a Portable Document Format file (“.pdf”) (or in any present or future file format intended to preserve the original graphic and pictorial appearance of a document), or by means of facsimile transmission, constitutes the valid and effective execution and delivery of this Agreement for all purposes and has the same force and effect for all purposes as the personal delivery of a manually executed counterpart bearing an original ink signature.

[Signature page follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

AGREEING AND RELEASING PARTIES:

LiveXLive Media, Inc.	Michael Zemetra

By:	/s/ Jerome N. Gold	/s/ Michael Zemetra
Name:	Jerome N. Gold	(signature)
Title:	Chief Strategy Officer

Date:	October 7, 2020	Date:	October 7, 2020

[Signature page to LXL – Zemetra Transition Services and General Release Agreement]

Exhibit A

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of as of October 7, 2020 and effective as of October 9, 2020 (the “Effective Date”), by and between LiveXLive Media, Inc., having a place of business at 9200 Sunset Boulevard, Suite #1201, West Hollywood, CA 90069 (“LXL”), and Michael Zemetra, having an address at 24900 Lorenzo Court, Calabasas, CA 91302 (“Consultant”).

WHEREAS, in connection with the execution of this Agreement, LXL and Consultant have entered into the Transition Services and General Release Agreement (the “Separation Agreement”), dated as of October 7, 2020.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound the parties hereby agree as follows:

1. Engagement of Services. Consultant will provide consulting services to LXL in an orderly and timely fashion to assist LXL’s and its subsidiaries’ business operations with transition from Consultant’s former role as Chief Financial Officer of LXL to the newly appointed Chief Financial Officer of LXL (or any interim Chief Financial Officer) all as directed by LXL’s CEO, President, Chief Financial Officer and Chief Strategy Officer, which services shall include, without limitation, focusing on supporting activities for strategic transactions, updating the Company’s financial models, cooperating in transfer of Chief Financial Officer duties and closing of LXL’s and subsidiaries’ books and public reporting requirements (consistent with the services provided by Consultant to LXL and its subsidiaries prior to the Effective Date) (collectively, the “Services”).

2. Consulting Fee and Benefits. In consideration of Services provided under this Agreement, during the Consulting Period (as defined below), subject to applicable withholding for taxes, LXL shall issue to Consultant the Consulting Vested RSUs and if any, the Additional Consulting Vested RSUs based on the Daily Rate (as defined in the Separation Agreement) as provided in Section 1.4.2.2 of the Separation Agreement. Other than as provided herein, no other compensation will be provided to Consultant, and the Consultant shall not be entitled to any other compensation, whatsoever hereunder.

3. Independent Contractor Relationship. Consultant’s relationship with LXL is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to create a partnership, agency, joint venture, employment or similar relationship. Consultant is not authorized to make any representation, contract or commitment on behalf of LXL unless specifically requested or authorized in writing to do so by LXL. Consultant will not be entitled to any of the benefits that LXL may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant must maintain adequate records of expenses incurred at the Company’s request and in the course of performing Services under this Agreement.

4. Work Product. As used herein “Work Product” shall mean all information, know-how, trade secrets, designs, developments, improvements, inventions, software, works of authorship, ideas, trademarks, service marks, trade names, trade dress and reports that Consultant solely or jointly with others, invents, conceives or otherwise develops in the performance of the Services under this Agreement. Consultant acknowledges and agrees that all Work Product, and all patent, copyright and other intellectual property rights therein, shall be solely owned by LXL. Consultant agrees to promptly disclose to LXL all Work Product. Consultant hereby does and will assign to LXL or LXL’s designee all of Consultant’s right, title and interest in and to any and all Work Product and all patent, copyright and other intellectual property rights therein. Consultant shall perform, during and after the Consulting Period, all acts deemed necessary or desirable by LXL to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing its rights in the Work Product and/or Consultant’s assignment with respect thereto in any and all countries, including without limitation execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints LXL and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

5. Confidentiality. “Confidential Information” means any non-public information related to LXL’s business, current, future and proposed products, services and business plans, information concerning LXL’s product development, software code, data, research, development, financial information, business forecasts, sales information, contacts, customer, vendor, partner and investor lists, marketing plans, Work Product, and LXL Property (as defined in Section 6). Consultant shall not use, disseminate or in any way disclose Confidential Information to any third party except as otherwise permitted herein. Consultant may use Confidential Information solely to perform the Services for the benefit of LXL. Consultant shall immediately give notice to LXL of any unauthorized use or disclosure of any Confidential Information. Consultant shall assist LXL in remedying any such unauthorized use or disclosure of Confidential Information. Confidential Information does not include information which Consultant can demonstrate by written documentation: (i) to have been publicly known prior to disclosure of such information by LXL to Consultant, (ii) to have become publicly known, without fault on the part of Consultant, subsequent to disclosure of such information by LXL to Consultant, (iii) to have been received by Consultant at any time from a source, other than LXL or its affiliates or representatives, rightfully having possession of and the right to disclose such information, (iv) to have been otherwise known by Consultant prior to disclosure of such information by LXL to Consultant, or (v) to have been independently developed by Consultant without the use of or reference to information disclosed by LXL to Consultant.

6. Ownership and Return of Confidential Information and LXL Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists), whether delivered to Consultant by LXL or made by Consultant in the performance of Services hereunder, and whether or not they contain Confidential Information (collectively, the “LXL Property”), are the sole and exclusive property of LXL or LXL’s suppliers or customers, and Consultant hereby does and will assign to LXL all rights, title and interest Consultant may have or acquire in the LXL Property. Within five (5) business days after any request by LXL, Consultant shall destroy or deliver to LXL, at LXL’s option: (a) all LXL Property; and (b) all materials in Consultant’s possession or control that contain any Confidential Information.

7. Third-Party Information. Consultant understands and agrees that as part of the consideration for retention as a consultant to LXL, Consultant has not brought and will not bring to LXL, disclose, or use in the performance of Services at LXL any equipment, supplies, facility, trade secret information, or any other confidential and/or proprietary information of any current or former employer or any third party that is not generally available to the public, unless Consultant has obtained advance written authorization for their possession, disclosure or use.

8. Observance of LXL Rules. If any Services are performed on LXL’s premises, Consultant will observe LXL’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

9. Applicable Laws. Consultant shall perform the Services in accordance with all applicable federal, state, and local laws, rules, regulations and other standards, including export laws or regulations of the United States or foreign governments.

10.  No Conflict of Interest. Consultant represents and warrants to LXL that Consultant is legally able to enter into this consulting arrangement with LXL and that this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound. Consultant agrees to indemnify LXL from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

11. Term and Termination. This Agreement is effective as of the Effective Date above and shall remain in effect through November 15, 2020 (the “Consulting Period”), provided, however, that (i) the parties may extend the Consulting Period as determined in writing by the parties, and (ii) post the Consulting Period, LXL or Consultant may terminate this Agreement at any time for any reason or no reason with two (2) days’ prior written notice (email shall suffice). Consultant’s warranties and the rights and obligations contained in Sections 4, 5, 6, 7, 9, 10, 11, 13 and 14 will survive any termination or expiration of this Agreement.

12. No Assignment. This Agreement and Consultant’s rights and obligations hereunder may not be assigned by Consultant except with the prior written approval of LXL. This Agreement will bind and inure to the benefit of Consultant and Consultant’s respective successors and permitted assigns. Consultant may not subcontract or otherwise delegate any part of the Services without the express written consent of LXL.

13. General Provisions. This Agreement will be governed in all respects under the laws of the State of California. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; Consultant’s breach of any of such obligations may result in irreparable and continuing damage to LXL for which money damages are insufficient, and LXL shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate). Consultant agrees that he will not, during or after the Consulting Period, make any negative, false, or disparaging statements (written or oral) to LXL’s or its subsidiaries’ customers, potential customers, press, employees, officers, directors, consultants, partners, investors or any third party regarding LXL or its subsidiaries or their products, services or business. If any provision of this Agreement is found to be unenforceable, the remainder of this Agreement will continue in full force and effect. The failure of LXL to require performance by Consultant of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by LXL of a breach of any provision hereof be taken or held to be a waiver of the provision itself. All notices and communications under this Agreement shall be in writing to the applicable address first set forth above. Any and all share and restricted stock unit numbers set forth in this Agreement shall be proportionately adjusted as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise of the Company.

14. Entire Agreement. This Agreement, the Confidentiality Agreement and the Separation Agreement constitutes the entire agreement between LXL and Consultant relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, concerning such subject matter. This Agreement shall not be modified or amended in any manner except in a written amendment to this Agreement signed by LXL and Consultant.

15. Counterparts. This Agreement may be signed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Execution of this Agreement may be accomplished via facsimile or via email exchange of signed .pdf execution copies.

[Signature page follows]

IN WITNESS WHEREOF, LXL and Consultant have executed this Agreement as of the Effective Date.

LiveXLive Media, Inc.	Michael Zemetra

By:	/s/ Jerome N. Gold	/s/ Michael Zemetra
Name:	Jerome N. Gold	(signature)
Title:	Chief Strategy Officer

Date:	October 7, 2020	Date:	October 7, 2020

[Signature page to LXL – Zemetra Transition Services Agreement]